Exhibit 99.1

						U.S. Bancorp Reports Fourth Quarter and Full Year 2018 Results • Record net revenue and diluted earnings per share for 4Q18 and Full Year • Record net income for the Full Year
4Q18 and Full Year Key Financial Data						4Q18 and Full Year Highlights

PROFITABILITY METRICS	4Q18	3Q18	4Q17	Full Year 2018	Full Year 2017

• Net income of $1,856 million and diluted earnings per common share of $1.10 for 4Q18, including $45 million of notable items, net of taxes, representing an increase of $0.03 per diluted common share

• Industry leading return on average assets of 1.59% and return on average common equity of 15.8% for 4Q18

• Return on tangible common equity of 20.2% for 4Q18

• Returned 80% of 4Q earnings to shareholders through dividends and share buybacks

• Net interest income grew 4.0% year-over-year (3.2% on a taxable-equivalent basis)

• Average total loans increased 0.9% and 1.4% compared to 3Q18 and 4Q17, respectively (1.5% and 2.6% excluding the impact of loan sales)

• Total noninterest income grew 5.4% year-over year, driven by payments revenue and trust and investment management fees

• Full year net income of $7,096 million and diluted earnings per common share of $4.14

• Positive operating leverage for full year 2018 with net revenue increase of 3.4% and noninterest expense decrease of 2.5%. Excluding notable items, net revenue increase of 3.0% and noninterest expense increase of 2.7%.

Return on average assets (%)	1.59	1.58	1.46	1.55	1.39
Return on average common equity (%)	15.8	15.5	14.7	15.4	13.8
Return on tangible common equity (%) (a)	20.2	19.9	18.8	19.8	17.6
Net interest margin (%)	3.15	3.15	3.11	3.14	3.10
Efficiency ratio (%) (a)	56.3	53.5	69.8	55.1	58.5
INCOME STATEMENT (b)	4Q18	3Q18	4Q17	Full Year 2018	Full Year 2017
Net interest income (taxable-equivalent basis)	$3,331	$3,281	$3,228	$13,035	$12,585
Noninterest income	$2,498	$2,418	$2,370	$9,602	$9,317
Net income attributable to U.S. Bancorp	$1,856	$1,815	$1,682	$7,096	$6,218
Diluted earnings per common share	$1.10	$1.06	$.97	$4.14	$3.51
Dividends declared per common share	$.37	$.37	$.30	$1.34	$1.16
BALANCE SHEET (b)	4Q18	3Q18	4Q17	Full Year 2018	Full Year 2017
Average total loans	$283,677	$281,065	$279,751	$280,701	$276,537
Average total deposits	$334,365	$330,121	$339,162	$333,462	$333,514
Net charge-off ratio	.49%	.46%	.46%	.48%	.48%
Book value per common share (period end)	$28.01	$27.35	$26.34
Basel III standardized CET1 (c)	9.1%	9.0%	9.1%

(a) See Non-GAAP Financial Measures reconciliation on pages 16-17
(b) Dollars in millions, except per share data
(c) CET1 = Common equity tier 1 capital ratio, 4Q17 as if fully implemented

CEO Commentary

“Fourth quarter results capped a strong year for U.S. Bank and the momentum we are seeing in our lending and fee businesses positions us well for 2019. This quarter we achieved record revenue and EPS and delivered a best-in-class return on tangible common equity of 20.2%. These strong results enabled us to return 80% to our shareholders through dividends and share repurchases. Loan growth accelerated in the fourth quarter even as we maintained our consistent and disciplined underwriting standards. Furthermore, we continued to see strong sales activity and expanded customer relationships across all of our businesses supported by our investments in technology and innovation, as well as our employees’ dedication to helping to make our customers’ financial lives simpler and more productive. I want to thank our employees for their efforts this year and every year, and for their unwavering commitment to making U.S. Bank the most trusted choice for our customers.”

— Andy Cecere, Chairman, President and CEO, U.S. Bancorp

In the Spotlight

Termination of AML-Related Consent Order

U.S. Bancorp recently announced that the Office of the Comptroller of the Currency has terminated its 2015 consent order related to the Company’s Anti-Money Laundering (AML) and Bank Secrecy Act (BSA) program and controls. Since 2014, U.S. Bancorp has made significant investments to risk management and compliance to enhance and strengthen our programs.

Elavon Acquisitions enhance Payments Capabilities

Recent acquisitions of financial technologies companies Electronic Transaction Systems and CenPOS, Inc. by Elavon, a global merchant payment processing provider and subsidiary of USB, enhances its eCommerce offerings and integrated payments capabilities.

U.S. Bank Pullman Community Center

The U.S. Bank Pullman Community Center, a 135,000-square-foot facility, recently opened in the historic Pullman neighborhood of Chicago and is the latest result of significant community investment U.S. Bank has made in the Pullman community since 2009. U.S. Bank has partnered with the community to help welcome major retailers, a grocery store, healthcare, workout facilities, restaurants and several plants and distribution centers to the community.

Digital Small Business Lending

We launched a fully digital small business lending experience in the third quarter that has successfully fostered small business digital adoption during the past few months. Small businesses, on a national basis, have started borrowing through the digital experience, and two-thirds of funded deals were approved in one day or less.

        Investor contact: Jennifer Thompson, 612.303.0778 | Media contact: Rebekah Fawcett, 612.303.9986

U.S. Bancorp Fourth Quarter 2018 Results

INCOME STATEMENT HIGHLIGHTS
($ in millions, except per-share data)				Percent Change
	4Q 2018	3Q 2018	4Q 2017	4Q18 vs 3Q18	4Q18 vs 4Q17	Full Year 2018	Full Year 2017	Percent Change

Net interest income	$3,303	$3,251	$3,175	1.6	4.0	$12,919	$12,380	4.4
Taxable-equivalent adjustment	28	30	53	(6.7)	(47.2)	116	205	(43.4)
Net interest income (taxable-equivalent basis)	3,331	3,281	3,228	1.5	3.2	13,035	12,585	3.6
Noninterest income	2,498	2,418	2,370	3.3	5.4	9,602	9,317	3.1
Total net revenue	5,829	5,699	5,598	2.3	4.1	22,637	21,902	3.4
Noninterest expense	3,280	3,044	3,899	7.8	(15.9)	12,464	12,790	(2.5)
Income before provision and income taxes	2,549	2,655	1,699	(4.0)	50.0	10,173	9,112	11.6
Provision for credit losses	368	343	335	7.3	9.9	1,379	1,390	(.8)
Income before taxes	2,181	2,312	1,364	(5.7)	59.9	8,794	7,722	13.9
Income taxes and taxable-equivalent adjustment	319	490	(322)	(34.9)	nm	1,670	1,469	13.7
Net income	1,862	1,822	1,686	2.2	10.4	7,124	6,253	13.9
Net (income) loss attributable to noncontrolling interests	(6)	(7)	(4)	14.3	(50.0)	(28)	(35)	20.0
Net income attributable to U.S. Bancorp	$1,856	$1,815	$1,682	2.3	10.3	$7,096	$6,218	14.1
Net income applicable to U.S. Bancorp common shareholders	$1,777	$1,732	$1,611	2.6	10.3	$6,784	$5,913	14.7
Diluted earnings per common share	$1.10	$1.06	$.97	3.8	13.4	$4.14	$3.51	17.9

Net income attributable to U.S. Bancorp was $1,856 million for the fourth quarter of 2018, which was 10.3 percent higher than the $1,682 million for the fourth quarter of 2017, and 2.3 percent higher than the $1,815 million for the third quarter of 2018. Diluted earnings per common share were $1.10 in the fourth quarter of 2018, compared with $0.97 in the fourth quarter of 2017 and $1.06 in the third quarter of 2018. The fourth quarter of 2018 included $0.03 per diluted common share of notable items related to the impact of the gain from the sale of the Company’s ATM servicing business and the sale of a majority of the Company’s FDIC covered loans, charges related to severance, certain asset impairments, an accrual for legal matters, and the favorable impact to deferred tax assets and liabilities related to changes in estimates from tax reform.

The increase in net income year-over-year was due to total net revenue growth of 4.1 percent and a decrease in noninterest expense of 15.9 percent. Net interest income increased 4.0 percent (3.2 percent on a taxable-equivalent basis), mainly a result of the impact of rising interest rates on assets, earning assets growth, and higher yields on reinvestment of securities, partially offset by higher rates on deposits and funding mix. Excluding the notable items, noninterest income increased 2.2 percent compared with a year ago, driven by strong growth in payment services revenue and trust and investment management fees, along with higher other noninterest revenue, partially offset by decreases in mortgage banking revenue and ATM processing services. Excluding the notable items, noninterest expense increased 1.0 percent primarily due to increased compensation expense supporting business growth and compliance programs, merit increases, and variable compensation related to revenue growth, higher employee benefits expense, an increase in legal and professional expense, and higher technology and communications expense in support of business growth. Partially offsetting these increases was lower other noninterest expense driven by lower costs related to tax-advantaged projects, lower FDIC assessment costs, and a reduction in mortgage servicing costs.

Net income increased on a linked quarter basis primarily driven by total net revenue growth of 2.3 percent offset by an increase in noninterest expense of 7.8 percent. Net interest income increased 1.6 percent (1.5 percent on a taxable-equivalent basis) due to the impact of rising interest rates on assets, earning assets growth, and interest recoveries, partially offset by higher rates on deposits and funding mix. Excluding the notable items, noninterest income increased 0.2 percent compared with the third quarter of 2018 driven by higher payment services revenue primarily due to seasonally higher credit and debit card revenue and higher commercial products revenue, partially offset by lower ATM processing services due to the ATM servicing sale. Excluding the notable items, noninterest expense increased 2.0 percent primarily driven by compensation expense due to timing of payroll cycles and variable compensation related to revenue growth, along with an increase in employee benefits expense due to higher medical costs, seasonally higher professional services expense, and seasonally higher costs related to investments in tax-advantaged projects. Partially offsetting these increases was lower FDIC assessment costs.

U.S. Bancorp Fourth Quarter 2018 Results

NET INTEREST INCOME
(Taxable-equivalent basis; $ in millions)				Change
	4Q 2018	3Q 2018	4Q 2017	4Q18 vs 3Q18	4Q18 vs 4Q17	Full Year 2018	Full Year 2017	Change
Components of net interest income
Income on earning assets	$4,341	$4,155	$3,785	$186	$556	$16,298	$14,559	$1,739
Expense on interest-bearing liabilities	1,010	874	557	136	453	3,263	1,974	1,289
Net interest income	$3,331	$3,281	$3,228	$50	$103	$13,035	$12,585	$450

Average yields and rates paid
Earning assets yield	4.11%	3.98%	3.64%	.13%	.47%	3.93%	3.58%	.35%
Rate paid on interest-bearing liabilities	1.26	1.10	.72	.16	.54	1.04	.65	.39
Gross interest margin	2.85%	2.88%	2.92%	(.03)%	(.07)%	2.89%	2.93%	(.04)%
Net interest margin	3.15%	3.15%	3.11%	--%	.04%	3.14%	3.10%	.04%

Average balances
Investment securities (a)	$114,138	$113,547	$113,287	$591	$851	$113,940	$111,820	$2,120
Loans	283,677	281,065	279,751	2,612	3,926	280,701	276,537	4,164
Earning assets	420,472	415,177	413,510	5,295	6,962	415,067	406,421	8,646
Interest-bearing liabilities	319,289	314,816	308,976	4,473	10,313	314,506	302,204	12,302

(a) Excludes unrealized gain (loss)

Net interest income on a taxable-equivalent basis in the fourth quarter of 2018 was $3,331 million, an increase of $103 million (3.2 percent) over the fourth quarter of 2017. The increase was principally driven by the impact of rising interest rates, earning assets growth, and higher yields on securities, partially offset by higher rates on deposits and funding mix shift, as well as the impact of tax reform which reduced the taxable-equivalent adjustment benefit related to tax exempt assets. Average earning assets were $7.0 billion (1.7 percent) higher than the fourth quarter of 2017, reflecting increases of $3.9 billion (1.4 percent) in average total loans and $3.0 billion (18.0 percent) in average other earning assets. Excluding the impact of the second quarter of 2018 sale of the Company’s federally guaranteed student loan portfolio and the fourth quarter of 2018 sale of the majority of the Company’s FDIC covered loans, average total loans grew 2.6 percent compared with the fourth quarter of 2017.

Net interest income on a taxable-equivalent basis increased $50 million (1.5 percent) on a linked quarter basis primarily driven by the impact of higher interest rates on assets and earning assets growth, partially offset by higher rates on deposits and funding mix shift. Average earning assets were $5.3 billion (1.3 percent) higher on a linked quarter basis, reflecting increases of $2.6 billion (0.9 percent) in average total loans and $2.1 billion (11.8 percent) in average other earning assets. Excluding the impact of the fourth quarter of 2018 sale of the majority of FDIC covered loans, total average loans grew 1.5 percent over the third quarter of 2018.

The net interest margin in the fourth quarter of 2018 was 3.15 percent, compared with 3.11 percent in the fourth quarter of 2017 and 3.15 percent in the third quarter of 2018. The increase in the net interest margin year-over-year was primarily due to higher interest rates, partially offset by deposit and funding mix, lower loan spreads due to mix, higher cash balances, and the impact of tax reform. Net interest margin was flat on a linked quarter basis reflecting the impact of higher rates on assets and higher interest recoveries, offset by deposit and funding mix, as well as higher cash balances.

Average investment securities in the fourth quarter of 2018 increased $851 million (0.8 percent) from the fourth quarter of 2017 and $591 million (0.5 percent) from the third quarter of 2018 due to purchases of U.S. Treasury, mortgage-backed and state and political securities, net of prepayments and maturities.

U.S. Bancorp Fourth Quarter 2018 Results

AVERAGE LOANS
($ in millions)				Percent Change
	4Q	3Q	4Q	4Q18 vs	4Q18 vs	Full Year	Full Year	Percent
	2018	2018	2017	3Q18	4Q17	2018	2017	Change

Commercial	$95,025	$93,541	$92,101	1.6	3.2	$93,342	$90,393	3.3
Lease financing	5,490	5,507	5,457	(.3)	.6	5,512	5,511	--
Total commercial	100,515	99,048	97,558	1.5	3.0	98,854	95,904	3.1

Commercial mortgages	28,930	28,362	29,543	2.0	(2.1)	28,793	30,430	(5.4)
Construction and development	11,219	11,180	11,466	.3	(2.2)	11,184	11,647	(4.0)
Total commercial real estate	40,149	39,542	41,009	1.5	(2.1)	39,977	42,077	(5.0)

Residential mortgages	64,476	62,042	59,639	3.9	8.1	61,893	58,784	5.3

Credit card	22,396	21,774	21,218	2.9	5.6	21,672	20,906	3.7

Retail leasing	8,489	8,383	7,982	1.3	6.4	8,253	7,354	12.2

Home equity and second mortgages	16,065	16,000	16,299	.4	(1.4)	16,076	16,278	(1.2)

Other	31,587	31,520	32,856	.2	(3.9)	31,807	31,784	.1
Total other retail	56,141	55,903	57,137	.4	(1.7)	56,136	55,416	1.3
Covered loans (a)	--	2,756	3,190	nm	nm	2,169	3,450	(37.1)
Total loans	$283,677	$281,065	$279,751	.9	1.4	$280,701	$276,537	1.5

(a)  During the fourth quarter of 2018, the majority of the Company’s covered loans were sold or the loss share coverage expired. At December 31, 2018, remaining acquired loan balances are included in the portfolio type they would have otherwise been included in had the loss share coverage not been in place.

Average total loans were $3.9 billion (1.4 percent) higher than the fourth quarter of 2017. Excluding the impact of the second quarter of 2018 sale of the Company’s federally guaranteed student loan portfolio and the fourth quarter of 2018 sale of the majority of the Company’s FDIC covered loans, average total loans grew 2.6 percent over the prior year quarter. The increase was due to growth in residential mortgages (8.1 percent), total commercial loans (3.0 percent), credit card loans (5.6 percent), and retail leasing (6.4 percent). These increases were partially offset by a decrease in total commercial real estate loans (2.1 percent) due to customers paying down balances and a decrease in other loans (3.9 percent) impacted by the sale of student loans.

Average total loans were $2.6 billion (0.9 percent) higher than the third quarter of 2018 driven by growth in residential mortgages (3.9 percent) and total commercial loans (1.5 percent), partially offset by the sale of covered loans in the fourth quarter of 2018. Excluding the impact of the fourth quarter of 2018 covered loans sale, total average loans grew 1.5 percent over the third quarter of 2018.

U.S. Bancorp Fourth Quarter 2018 Results

AVERAGE DEPOSITS
($ in millions)				Percent Change
	4Q	3Q	4Q	4Q18 vs	4Q18 vs	Full Year	Full Year	Percent
	2018	2018	2017	3Q18	4Q17	2018	2017	Change

Noninterest-bearing deposits	$77,160	$77,192	$82,303	--	(6.2)	$78,196	$81,933	(4.6)
Interest-bearing savings deposits
Interest checking	71,013	69,330	70,717	2.4	.4	70,154	67,953	3.2
Money market savings	99,594	100,688	105,348	(1.1)	(5.5)	101,732	106,476	(4.5)
Savings accounts	44,544	44,848	43,772	(.7)	1.8	44,713	43,393	3.0
Total savings deposits	215,151	214,866	219,837	.1	(2.1)	216,599	217,822	(.6)
Time deposits	42,054	38,063	37,022	10.5	13.6	38,667	33,759	14.5
Total interest-bearing deposits	257,205	252,929	256,859	1.7	.1	255,266	251,581	1.5
Total deposits	$334,365	$330,121	$339,162	1.3	(1.4)	$333,462	$333,514	--

Average total deposits for the fourth quarter of 2018 were $4.8 billion (1.4 percent) lower than the fourth quarter of 2017. Average noninterest-bearing deposits decreased $5.1 billion (6.2 percent) year-over-year primarily due to decreases in business deposits within Corporate and Commercial Banking and corporate trust balances within Wealth Management and Investment Services. Average total savings deposits were $4.7 billion (2.1 percent) lower year-over-year driven by decreases in Wealth Management and Investment Services and Corporate and Commercial Banking, partially offset by an increase in Consumer and Business Banking. Average time deposits were $5.0 billion (13.6 percent) higher than the prior year quarter. Changes in time deposits are largely related to those deposits managed as an alternative to other funding sources such as wholesale borrowing, based largely on relative pricing and liquidity characteristics.

Average total deposits increased $4.2 billion (1.3 percent) from the third quarter of 2018. On a linked quarter basis, average noninterest-bearing deposits were essentially flat reflecting seasonal growth in Wealth Management and Investment Services balances, offset by decreases in balances within Corporate and Commercial Banking. Average total savings deposits increased $285 million (0.1 percent) primarily due to increases in Corporate and Commercial Banking, partially offset by decreases in Wealth Management and Investment Services and Consumer and Business Banking. Average time deposits increased $4.0 billion (10.5 percent) during the quarter. Average time deposit growth partially reflects consumer customers’ migration to certificates of deposit for higher yields. In addition, the balance of time deposits is managed based on funding needs, relative pricing and liquidity characteristics.

U.S. Bancorp Fourth Quarter 2018 Results

NONINTEREST INCOME
($ in millions)				Percent Change
	4Q	3Q	4Q	4Q18 vs	4Q18 vs	Full Year	Full Year	Percent
	2018	2018	2017	3Q18	4Q17	2018	2017	Change

Credit and debit card revenue	$382	$344	$342	11.0	11.7	$1,401	$1,289	8.7
Corporate payment products revenue	163	169	148	(3.6)	10.1	644	575	12.0
Merchant processing services	389	392	374	(.8)	4.0	1,531	1,486	3.0
ATM processing services	54	85	80	(36.5)	(32.5)	308	303	1.7
Trust and investment management fees	409	411	394	(.5)	3.8	1,619	1,522	6.4
Deposit service charges	199	198	194	.5	2.6	762	732	4.1
Treasury management fees	143	146	152	(2.1)	(5.9)	594	618	(3.9)
Commercial products revenue	225	216	224	4.2	.4	895	954	(6.2)
Mortgage banking revenue	171	174	202	(1.7)	(15.3)	720	834	(13.7)
Investment products fees	48	47	45	2.1	6.7	188	173	8.7
Securities gains (losses), net	5	10	10	(50.0)	(50.0)	30	57	(47.4)
Other	310	226	205	37.2	51.2	910	774	17.6
Total noninterest income	$2,498	$2,418	$2,370	3.3	5.4	$9,602	$9,317	3.1

Fourth quarter noninterest income of $2,498 million was $128 million (5.4 percent) higher than the fourth quarter of 2017 led by strong growth in payment services revenue and trust and investment management fees. Payment services revenue increased $70 million (8.1 percent) due to higher credit and debit card revenue of $40 million (11.7 percent), an increase in corporate payment products revenue of $15 million (10.1 percent), and higher merchant processing services of $15 million (4.0 percent) all driven by higher sales volumes. Trust and investment management fees increased $15 million (3.8 percent) due to business growth. Other noninterest income included the impacts of notable items related to the gain from the sale of the Company’s ATM servicing business of $340 million and charges for asset impairments related to the sale of a majority of the Company’s covered loans and other certain assets of $264 million. Excluding these notable items, other noninterest income increased year-over-year primarily due to higher equity investment income. Partially offsetting these increases was a decline in mortgage banking revenue of $31 million (15.3 percent) primarily due to lower mortgage production. Also, ATM processing services decreased $26 million (32.5 percent) due to the sale of the Company’s ATM servicing business.

Noninterest income was $80 million (3.3 percent) higher in the fourth quarter of 2018 compared with the third quarter of 2018 reflecting higher payment services revenue as credit and debit card revenue grew $38 million (11.0 percent) due to seasonally higher sales volumes, partially offset by seasonally lower corporate payment products revenue of $6 million (3.6 percent). Due to the sale of the Company’s ATM third party servicing business, ATM processing services fees declined $31 million (36.5 percent) in the fourth quarter. Excluding the notable items, noninterest income increased 0.2 percent on a linked quarter basis.

U.S. Bancorp Fourth Quarter 2018 Results

NONINTEREST EXPENSE
($ in millions)				Percent Change
	4Q 2018	3Q 2018	4Q 2017	4Q18 vs 3Q18	4Q18 vs 4Q17	Full Year 2018	Full Year 2017	Percent Change

Compensation	$1,568	$1,529	$1,499	2.6	4.6	$6,162	$5,746	7.2

Employee benefits	308	294	291	4.8	5.8	1,231	1,134	8.6

Net occupancy and equipment	266	270	259	(1.5)	2.7	1,063	1,019	4.3

Professional services	133	96	114	38.5	16.7	407	419	(2.9)

Marketing and business development	115	106	251	8.5	(54.2)	429	542	(20.8)

Technology and communications	254	247	236	2.8	7.6	978	903	8.3

Postage, printing and supplies	80	84	79	(4.8)	1.3	324	323	.3

Other intangibles	41	41	44	--	(6.8)	161	175	(8.0)

Other	515	377	1,126	36.6	(54.3)	1,709	2,529	(32.4)

Total noninterest expense	$3,280	$3,044	$3,899	7.8	(15.9)	$12,464	$12,790	(2.5)

Fourth quarter noninterest expense of $3,280 million was $619 million (15.9 percent) lower than the fourth quarter of 2017. Included in the fourth quarter are Company expenses related to severance charges and accruals of legal matters of $174 million in 2018 and incurred expenses of $825 million in 2017 related to a special employee bonus and contribution to its foundation as well as the settlement of a regulatory matter. Excluding the impact of the notable items, fourth quarter noninterest expense was 1.0 percent higher than fourth quarter of 2017 primarily due to an increase in compensation expense driven by the impact of hiring to support business growth and compliance programs, merit increases, and higher variable compensation related to business production. Employee benefits expense increased primarily due to higher medical costs compared with a year ago. Partially offsetting these increases was a decrease in other noninterest expense due to lower costs related to tax-advantaged projects, lower FDIC assessment costs, driven by the elimination of the surcharge in the fourth quarter of 2018, and a reduction in mortgage servicing costs.

Noninterest expense increased $236 million (7.8 percent) on a linked quarter basis. Excluding the impact of the notable items, fourth quarter noninterest expense increased 2.0 percent primarily due to an increase in compensation expense, including higher incentives, seasonally higher professional services expenses, and growth in other noninterest expense due to seasonally higher costs related to tax-advantaged projects, partially offset by lower FDIC assessment costs driven by the elimination of the surcharge in the fourth quarter of 2018.

Provision for Income Taxes

The provision for income taxes for the fourth quarter of 2018 resulted in a tax rate of 14.6 percent on a taxable-equivalent basis (effective tax rate of 13.5 percent), compared with a tax benefit of 23.6 percent on a taxable-equivalent basis (effective tax benefit of 28.6 percent) in the fourth quarter of 2017, and a tax rate of 21.2 percent on a taxable-equivalent basis (effective tax rate of 20.2 percent) in the third quarter of 2018. The tax benefit in the fourth quarter of 2017 reflected the impact of tax reform legislation that was enacted during that quarter. The 2018 tax rates reflected the reduced statutory tax rate for corporations from 35 percent to 21 percent effective beginning in 2018 and the fourth quarter of 2018 tax rates reflected the favorable impact of deferred tax assets and liabilities adjustments related to tax reform estimates. Excluding the changes in estimates related to deferred tax assets and liabilities, the taxable-equivalent rate was 20.1 percent in the fourth quarter of 2018.

U.S. Bancorp Fourth Quarter 2018 Results

ALLOWANCE FOR CREDIT LOSSES
($ in millions)	4Q		3Q		2Q		1Q		4Q
	2018	% (b)	2018	% (b)	2018	% (b)	2018	% (b)	2017	% (b)
Balance, beginning of period	$4,426		$4,411		$4,417		$4,417		$4,407
Net charge-offs
Commercial	64	.27	63	.27	54	.23	56	.25	22.09
Lease financing	3	.22	3	.22	4	.29	4	.29	6.44

Total commercial	67	.26	66	.26	58	.24	60	.25	28.11
Commercial mortgages	(8)	(.11)	(5)	(.07)	--	--	(4)	(.06)	18.24
Construction and development	1	.04	(4)	(.14)	--	--	1	.04	--	--

Total commercial real estate	(7)	(.07)	(9)	(.09)	--	--	(3)	(.03)	18.17

Residential mortgages	2	.01	4	.03	4	.03	7	.05	10.07

Credit card	219	3.88	206	3.75	210	3.97	211	4.02	205	3.83

Retail leasing	3	.14	3	.14	3	.15	3	.15	3.15
Home equity and second mortgages	1	.02	(1)	(.02)	(2)	(.05)	(1)	(.03)	(2)	(.05)
Other	68	.85	59	.74	59	.76	64	.79	63.76

Total other retail	72	.51	61	.43	60	.43	66	.47	64.44

Total net charge-offs	353	.49	328	.46	332	.48	341	.49	325.46
Provision for credit losses	368		343		327		341		335
Other changes (a)	--		--		(1)		--		--

Balance, end of period	$4,441		$4,426		$4,411		$4,417		$4,417

Components
Allowance for loan losses	$3,973		$3,954		$3,920		$3,918		$3,925
Liability for unfunded credit commitments	468		472		491		499		492

Total allowance for credit losses	$4,441		$4,426		$4,411		$4,417		$4,417

Gross charge-offs	$442		$428		$437		$453		$464
Gross recoveries	$89		$100		$105		$112		$139
Allowance for credit losses as a percentage of
Period-end loans	1.55		1.57		1.57		1.59		1.58
Nonperforming loans	544		544		484		431		438
Nonperforming assets	449		441		404		367		368

(a)  Includes net changes in credit losses to be reimbursed by the FDIC and reductions in the allowance for covered loans where the reversal of a previously recorded allowance was offset by an associated decrease in the indemnification asset, and the impact of any loan sales.

(b) Annualized and calculated on average loan balances

U.S. Bancorp Fourth Quarter 2018 Results

Credit quality was relatively stable on both a linked quarter and year-over-year basis. The Company’s provision for credit losses for the fourth quarter of 2018 was $368 million, which was $25 million (7.3 percent) higher than the prior quarter and $33 million (9.9 percent) higher than the fourth quarter of 2017.

Total net charge-offs in the fourth quarter of 2018 were $353 million, compared with $328 million in the third quarter of 2018, and $325 million in the fourth quarter of 2017. Net charge-offs increased $25 million (7.6 percent) compared with the third quarter of 2018 mainly due to seasonally lower credit card net charge-offs in the third quarter and higher total other retail net charge-offs in the fourth quarter. Net charge-offs increased $28 million (8.6 percent) compared with the fourth quarter of 2017 primarily due to higher total commercial and credit card net charge-offs, partially offset by lower total commercial real estate net charge-offs. The net charge-off ratio was 0.49 percent in the fourth quarter of 2018, compared with 0.46 percent in both the third quarter of 2018 and in the fourth quarter of 2017.

The allowance for credit losses was $4,441 million at December 31, 2018, compared with $4,426 million at September 30, 2018, and $4,417 million at December 31, 2017. The ratio of the allowance for credit losses to period-end loans was 1.55 percent at December 31, 2018, compared with 1.57 percent at September 30, 2018, and 1.58 percent at December 31, 2017. The ratio of the allowance for credit losses to nonperforming loans was 544 percent at December 31, 2018, and at September 30, 2018, compared with 438 percent at December 31, 2017.

Nonperforming assets were $989 million at December 31, 2018, compared with $1,004 million at September 30, 2018, and $1,200 million at December 31, 2017. The ratio of nonperforming assets to loans and other real estate was 0.34 percent at December 31, 2018, compared with 0.36 percent at September 30, 2018, and 0.43 percent at December 31, 2017. The year-over-year decrease in nonperforming assets was driven by improvements in nonperforming residential mortgages, total commercial loans, total commercial real estate and other real estate owned. Accruing loans 90 days or more past due were $584 million at December 31, 2018, compared with $551 million at September 30, 2018, and $720 million at December 31, 2017.

DELINQUENT LOAN RATIOS AS A PERCENT OF ENDING LOAN BALANCES
(Percent)	Dec 31 2018	Sep 30 2018	Jun 30 2018	Mar 31 2018	Dec 31 2017

Delinquent loan ratios - 90 days or more past due excluding nonperforming loans
Commercial	.07	.06	.06	.06	.06
Commercial real estate	--	.01	.01	.01	.01
Residential mortgages	.18	.19	.18	.22	.22
Credit card	1.25	1.18	1.15	1.29	1.28
Other retail	.19	.17	.16	.18	.17
Covered loans	--	.86	4.46	4.57	4.74
Total loans	.20	.20	.23	.25	.26

Delinquent loan ratios - 90 days or more past due including nonperforming loans
Commercial	.27	.28	.28	.37	.31
Commercial real estate	.29	.27	.27	.31	.37
Residential mortgages	.63	.69	.84	.93	.96
Credit card	1.25	1.18	1.15	1.29	1.28
Other retail	.54	.49	.48	.48	.46
Covered loans	--	.86	4.68	4.77	4.93
Total loans	.49	.48	.55	.62	.62

U.S. Bancorp Fourth Quarter 2018 Results

ASSET QUALITY (a)
($ in millions)
	Dec 31 2018	Sep 30 2018	Jun 30 2018	Mar 31 2018	Dec 31 2017
Nonperforming loans
Commercial	$186	$193	$199	$274	$225
Lease financing	23	23	25	27	24

Total commercial	209	216	224	301	249

Commercial mortgages	76	77	72	86	108
Construction and development	39	28	32	33	34

Total commercial real estate	115	105	104	119	142

Residential mortgages	296	317	400	430	442
Credit card	--	--	--	--	1
Other retail	197	175	178	168	168
Covered loans	--	--	6	6	6

Total nonperforming loans	817	813	912	1,024	1,008

Other real estate	111	100	108	124	141
Covered other real estate	--	19	20	20	21
Other nonperforming assets	61	72	51	36	30

Total nonperforming assets	$989	$1,004	$1,091	$1,204	$1,200

Accruing loans 90 days or more past due	$584	$551	$640	$702	$720

Performing restructured loans, excluding GNMA	$2,218	$2,272	$2,194	$2,222	$2,338

Performing restructured GNMA	$1,639	$1,668	$1,665	$1,566	$1,681

Nonperforming assets to loans plus ORE (%)	.34	.36	.39	.43	.43
(a) Throughout this document, nonperforming assets and related ratios do not include accruing loans 90 days or more past due

U.S. Bancorp Fourth Quarter 2018 Results

COMMON SHARES
(Millions)	4Q 2018	3Q 2018	2Q 2018	1Q 2018	4Q 2017

Beginning shares outstanding	1,623	1,636	1,649	1,656	1,667
Shares issued for stock incentive plans, acquisitions and other corporate purposes	1	1	--	4	1
Shares repurchased	(16)	(14)	(13)	(11)	(12)
Ending shares outstanding	1,608	1,623	1,636	1,649	1,656

CAPITAL POSITION
($ in millions)	Dec 31 2018	Sep 30 2018	Jun 30 2018	Mar 31 2018	Dec 31 2017

Total U.S. Bancorp shareholders’ equity	$51,029	$50,375	$49,628	$49,187	$49,040

Basel III Standardized Approach (a)
Common equity tier 1 capital	$34,724	$34,097	$34,161	$33,539	$34,369
Tier 1 capital	40,741	40,114	39,611	38,991	39,806
Total risk-based capital	48,178	47,531	47,258	46,640	47,503
Fully implemented common equity tier 1 capital ratio (a)	9.1%	9.0%	9.1%	9.0%	9.1	% (b)
Tier 1 capital ratio	10.7	10.6	10.5	10.4	10.8
Total risk-based capital ratio	12.6	12.6	12.6	12.5	12.9
Leverage ratio	9.0	9.0	8.9	8.8	8.9

Basel III Advanced Approaches (a)
Fully implemented common equity tier 1 capital ratio (a)	11.8	11.8	11.6	11.5	11.6	(b)

Tangible common equity to tangible assets (b)	7.8	7.7	7.8	7.7	7.6
Tangible common equity to risk-weighted assets (b)	9.4	9.3	9.3	9.3	9.4

Common equity tier 1 capital ratio calculated under the transitional standardized approach (a)	--	--	--	--	9.3
Common equity tier 1 capital ratio calculated under the transitional advanced approaches (a)	--	--	--	--	12.0

(a) Beginning January 1, 2018, the regulatory capital requirements fully reflect implementation of Basel III. Prior to 2018, the Company’s capital ratios reflected certain transitional adjustments. Basel III includes two comprehensive methodologies for calculating risk-weighted assets: a general standardized approach and more risk-sensitive advanced approaches, with the Company’s capital adequacy being evaluated against the methodology that is most restrictive.

(b) See Non-GAAP Financial Measures reconciliation on page 16

Total U.S. Bancorp shareholders’ equity was $51.0 billion at December 31, 2018, compared with $50.4 billion at September 30, 2018, and $49.0 billion at December 31, 2017. During the fourth quarter, the Company returned 80 percent of earnings to shareholders through dividends and share buybacks.

All regulatory ratios continue to be in excess of “well-capitalized” requirements. The common equity tier 1 capital to risk-weighted assets ratio using the Basel III standardized approach was 9.1 percent at December 31, 2018, compared with 9.0 percent at September 30, 2018, and 9.3 percent at December 31, 2017. The common equity tier 1 capital to risk-weighted assets ratio using the Basel III advanced approaches method was 11.8 percent at December 31, 2018, and at September 30, 2018, compared with 12.0 percent at December 31, 2017.

U.S. Bancorp Fourth Quarter 2018 Results

Investor Conference Call

On Wednesday, January 16, 2019, at 8:00 a.m. CST, Andy Cecere, chairman, president and chief executive officer, and Terry Dolan, vice chairman and chief financial officer, will host a conference call to review the financial results. The conference call will be available online or by telephone. To access the webcast and presentation, visit U.S. Bancorp’s website at usbank.com and click on “About US”, “Investor Relations” and “Webcasts & Presentations.” To access the conference call from locations within the United States and Canada, please dial 866-316-1409. Participants calling from outside the United States and Canada, please dial 706-634-9086. The conference ID number for all participants is 1486427. For those unable to participate during the live call, a recording will be available at approximately 11:00 a.m. CST on Wednesday, January 16 and will be accessible until Wednesday, January 23 at 11:00 p.m. CST. To access the recorded message within the United States and Canada, please dial 855-859-2056. If calling from outside the United States and Canada, please dial 404-537-3406 to access the recording. The conference ID is 1486427.

About U.S. Bancorp

U.S. Bancorp, with 74,000 employees and $467 billion in assets as of December 31, 2018, is the parent company of U.S. Bank, the fifth-largest commercial bank in the United States. The Minneapolis-based bank blends its relationship teams, branches and ATM network with mobile and online tools that allow customers to bank how, when and where they prefer. U.S. Bank is committed to serving its millions of retail, business, wealth management, payment, commercial and corporate, and investment services customers across the country and around the world as a trusted financial partner, a commitment recognized by the Ethisphere Institute naming the bank a 2018 World’s Most Ethical Company. Visit U.S. Bank at www.usbank.com or follow on social media to stay up to date with company news.

Forward-looking Statements

The following information appears in accordance with the Private Securities Litigation Reform Act of 1995:

This press release contains forward-looking statements about U.S. Bancorp. Statements that are not historical or current facts, including statements about beliefs and expectations, are forward-looking statements and are based on the information available to, and assumptions and estimates made by, management as of the date hereof. These forward-looking statements cover, among other things, anticipated future revenue and expenses and the future plans and prospects of U.S. Bancorp. Forward-looking statements involve inherent risks and uncertainties, and important factors could cause actual results to differ materially from those anticipated. Deterioration in general business and economic conditions or turbulence in domestic or global financial markets could adversely affect U.S. Bancorp’s revenues and the values of its assets and liabilities, reduce the availability of funding to certain financial institutions, lead to a tightening of credit, and increase stock price volatility. Stress in the commercial real estate markets, as well as a downturn in the residential real estate markets, could cause credit losses and deterioration in asset values. In addition, changes to statutes, regulations, or regulatory policies or practices could affect U.S. Bancorp in substantial and unpredictable ways. U.S. Bancorp’s results could also be adversely affected by changes in interest rates; deterioration in the credit quality of its loan portfolios or in the value of the collateral securing those loans; deterioration in the value of its investment securities; legal and regulatory developments; litigation; increased competition from both banks and non-banks; changes in the level of tariffs and other trade policies of the United States and its global trading partners; changes in customer behavior and preferences; breaches in data security; failures to safeguard personal information; effects of mergers and acquisitions and related integration; effects of critical accounting policies and judgments; and management’s ability to effectively manage credit risk, market risk, operational risk, compliance risk, strategic risk, interest rate risk, liquidity risk and reputational risk.

For discussion of these and other risks that may cause actual results to differ from expectations, refer to U.S. Bancorp’s Annual Report on Form 10-K for the year ended December 31, 2017, on file with the Securities and Exchange Commission, including the sections entitled “Corporate Risk Profile” and “Risk Factors” contained in Exhibit 13, and all subsequent filings with the Securities and Exchange Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934. However, factors other than these also could adversely affect U.S. Bancorp’s results, and the reader should not consider these factors to be a complete set of all potential risks or uncertainties. Forward-looking statements speak only as of the date hereof, and U.S. Bancorp undertakes no obligation to update them in light of new information or future events.

U.S. Bancorp Fourth Quarter 2018 Results

Non-GAAP Financial Measures

In addition to capital ratios defined by banking regulators, the Company considers various other measures when evaluating capital utilization and adequacy, including:

•	Tangible common equity to tangible assets
•	Tangible common equity to risk-weighted assets
•	Return on tangible common equity

These capital measures are viewed by management as useful additional methods of evaluating the Company’s utilization of its capital held and the level of capital available to withstand unexpected negative market or economic conditions. Additionally, presentation of these measures allows investors, analysts and banking regulators to assess the Company’s capital position relative to other financial services companies. These capital measures are not defined in generally accepted accounting principles (“GAAP”), or are not defined in banking regulations. As a result, these capital measures disclosed by the Company may be considered non-GAAP financial measures. In addition, certain capital measures related to prior periods are presented on the same basis as those capital measures in the current period. The effective capital ratios defined by banking regulations for these periods were subject to certain transitional provisions. Management believes this information helps investors assess trends in the Company’s capital adequacy.

The Company also discloses net interest income and related ratios and analysis on a taxable-equivalent basis, which may also be considered non-GAAP financial measures. The Company believes this presentation to be the preferred industry measurement of net interest income as it provides a relevant comparison of net interest income arising from taxable and tax-exempt sources. In addition, certain performance measures, including the efficiency ratio and net interest margin utilize net interest income on a taxable-equivalent basis.

There may be limits in the usefulness of these measures to investors. As a result, the Company encourages readers to consider the consolidated financial statements and other financial information contained in this press release in their entirety, and not to rely on any single financial measure. A table follows that shows the Company’s calculation of these non-GAAP financial measures.

CONSOLIDATED STATEMENT OF INCOME
	Three Months Ended		Year Ended
(Dollars and Shares in Millions, Except Per Share Data)	December 31,		December 31,
(Unaudited)	2018	2017	2018	2017
Interest Income
Loans	$3,475	$3,060	$13,120	$11,788
Loans held for sale	57	40	165	144
Investment securities	689	579	2,616	2,232
Other interest income	90	51	272	182
Total interest income	4,311	3,730	16,173	14,346
Interest Expense
Deposits	606	311	1,869	1,041
Short-term borrowings	113	45	378	141
Long-term debt	289	199	1,007	784
Total interest expense	1,008	555	3,254	1,966
Net interest income	3,303	3,175	12,919	12,380
Provision for credit losses	368	335	1,379	1,390
Net interest income after provision for credit losses	2,935	2,840	11,540	10,990
Noninterest Income
Credit and debit card revenue	382	342	1,401	1,289
Corporate payment products revenue	163	148	644	575
Merchant processing services	389	374	1,531	1,486
ATM processing services	54	80	308	303
Trust and investment management fees	409	394	1,619	1,522
Deposit service charges	199	194	762	732
Treasury management fees	143	152	594	618
Commercial products revenue	225	224	895	954
Mortgage banking revenue	171	202	720	834
Investment products fees	48	45	188	173
Securities gains (losses), net	5	10	30	57
Other	310	205	910	774
Total noninterest income	2,498	2,370	9,602	9,317
Noninterest Expense
Compensation	1,568	1,499	6,162	5,746
Employee benefits	308	291	1,231	1,134
Net occupancy and equipment	266	259	1,063	1,019
Professional services	133	114	407	419
Marketing and business development	115	251	429	542
Technology and communications	254	236	978	903
Postage, printing and supplies	80	79	324	323
Other intangibles	41	44	161	175
Other	515	1,126	1,709	2,529
Total noninterest expense	3,280	3,899	12,464	12,790
Income before income taxes	2,153	1,311	8,678	7,517
Applicable income taxes	291	(375)	1,554	1,264
Net income	1,862	1,686	7,124	6,253
Net (income) loss attributable to noncontrolling interests	(6)	(4)	(28)	(35)
Net income attributable to U.S. Bancorp	$1,856	$1,682	$7,096	$6,218
Net income applicable to U.S. Bancorp common shareholders	$1,777	$1,611	$6,784	$5,913

Earnings per common share	$1.10	$.97	$4.15	$3.53
Diluted earnings per common share	$1.10	$.97	$4.14	$3.51
Dividends declared per common share	$.37	$.30	$1.34	$1.16
Average common shares outstanding	1,615	1,659	1,634	1,677
Average diluted common shares outstanding	1,618	1,664	1,638	1,683

CONSOLIDATED ENDING BALANCE SHEET

	December 31,	December 31,
(Dollars in Millions)	2018	2017
Assets
Cash and due from banks	$21,453	$19,505
Investment securities
Held-to-maturity	46,050	44,362
Available-for-sale	66,115	68,137
Loans held for sale	2,056	3,554
Loans
Commercial	102,444	97,561
Commercial real estate	39,539	40,463
Residential mortgages	65,034	59,783
Credit card	23,363	22,180
Other retail	56,430	57,324
Covered loans	--	3,121
Total loans	286,810	280,432
Less allowance for loan losses	(3,973)	(3,925)
Net loans	282,837	276,507
Premises and equipment	2,457	2,432
Goodwill	9,369	9,434
Other intangible assets	3,392	3,228
Other assets	33,645	34,881
Total assets	$467,374	$462,040

Liabilities and Shareholders’ Equity
Deposits
Noninterest-bearing	$81,811	$87,557
Interest-bearing	263,664	259,658
Total deposits	345,475	347,215
Short-term borrowings	14,139	16,651
Long-term debt	41,340	32,259
Other liabilities	14,763	16,249
Total liabilities	415,717	412,374
Shareholders’ equity
Preferred stock	5,984	5,419
Common stock	21	21
Capital surplus	8,469	8,464
Retained earnings	59,065	54,142
Less treasury stock	(20,188)	(17,602)
Accumulated other comprehensive income (loss)	(2,322)	(1,404)
Total U.S. Bancorp shareholders’ equity	51,029	49,040
Noncontrolling interests	628	626
Total equity	51,657	49,666
Total liabilities and equity	$467,374	$462,040

NON-GAAP FINANCIAL MEASURES
	December 31,	September 30,		June 30,	March 31,	December 31,
(Dollars in Millions, Unaudited)	2018	2018		2018	2018	2017
Total equity	$51,657	$51,007		$50,257	$49,812	$49,666
Preferred stock	(5,984)	(5,984)		(5,419)	(5,419)	(5,419)
Noncontrolling interests	(628)	(632)		(629)	(625)	(626)
Goodwill (net of deferred tax liability) (1)	(8,549)	(8,682)		(8,585)	(8,609)	(8,613)
Intangible assets, other than mortgage servicing rights	(601)	(627)		(571)	(608)	(583)
Tangible common equity (a)	35,895	35,082		35,053	34,551	34,425

Total assets	467,374	464,607		461,329	460,119	462,040
Goodwill (net of deferred tax liability) (1)	(8,549)	(8,682)		(8,585)	(8,609)	(8,613)
Intangible assets, other than mortgage servicing rights	(601)	(627)		(571)	(608)	(583)
Tangible assets (b)	458,224	455,298		452,173	450,902	452,844

Risk-weighted assets, determined in accordance with the Basel III standardized approach (c)	381,661 *	377,713		375,466	373,141	367,771

Tangible common equity (as calculated above)						34,425
Adjustments (2)						(550)
Common equity tier 1 capital estimated for the Basel III fully implemented standardized and advanced approaches (d)						33,875

Risk-weighted assets, determined in accordance with prescribed transitional standardized approach regulatory requirements						367,771
Adjustments (3)						4,473
Risk-weighted assets estimated for the Basel III fully implemented standardized approach (e)						372,244

Risk-weighted assets, determined in accordance with prescribed transitional advanced approaches regulatory requirements						287,211
Adjustments (4)						4,769
Risk-weighted assets estimated for the Basel III fully implemented advanced approaches (f)						291,980

Ratios*
Tangible common equity to tangible assets (a)/(b)	7.8%	7.7	%	7.8%	7.7%	7.6	%
Tangible common equity to risk-weighted assets (a)/(c)	9.4	9.3		9.3	9.3	9.4
Common equity tier 1 capital to risk-weighted assets estimated for the Basel III fully implemented standardized approach (d)/(e)						9.1
Common equity tier 1 capital to risk-weighted assets estimated for the Basel III fully implemented advanced approaches (d)/(f)						11.6
	Three Months Ended
	December 31,	September 30,		June 30,	March 31,	December 31,
	2018	2018		2018	2018	2017
Net income applicable to U.S. Bancorp common shareholders	$1,777	$1,732		$1,678	$1,597	$1,611
Intangibles amortization (net-of-tax)	32	32		32	31	28
Net income applicable to U.S. Bancorp common shareholders, excluding intangibles amortization	1,809	1,764		1,710	1,628	1,639
Annualized net income applicable to U.S. Bancorp common shareholders, excluding intangibles amortization (g)	7,177	6,998		6,859	6,602	6,503

Average total equity	51,370	50,768		49,950	49,450	49,461
Less: Average preferred stock	5,984	5,714		5,419	5,419	5,419
Less: Average noncontrolling interests	630	630		628	625	627
Less: Average goodwill (net of deferred tax liability) (1)	8,574	8,620		8,602	8,627	8,154
Less: Average intangible assets, other than mortgage servicing rights	605	584		588	603	591
Average U.S. Bancorp common shareholders’ equity, excluding intangible assets (h)	35,577	35,220		34,713	34,176	34,670

Return on tangible common equity (g)/(h)	20.2%	19.9	%	19.8%	19.3%	18.8	%

*	Preliminary data. Subject to change prior to filings with applicable regulatory agencies.
(1)	Includes goodwill related to certain investments in unconsolidated financial institutions per prescribed regulatory requirements.
(2)	Includes net losses on cash flow hedges included in accumulated other comprehensive income (loss) and other adjustments.
(3)	Includes higher risk-weighting for unfunded loan commitments, investment securities, residential mortgages, mortgage servicing rights and other adjustments.
(4)	Primarily reflects higher risk-weighting for mortgage servicing rights.

NON-GAAP FINANCIAL MEASURES
	Three Months Ended									Year Ended
(Dollars in Millions, Unaudited)	December 31, 2018		September 30, 2018		June 30, 2018	March 31, 2018		December 31, 2017		December 31, 2018	December 31, 2017
Net interest income	$3,303		$3,251		$3,197	$3,168		$3,175		$12,919		$12,380
Taxable-equivalent adjustment (1)	28		30		29	29		53		116		205
Net interest income, on a taxable-equivalent basis	3,331		3,281		3,226	3,197		3,228		13,035		12,585

Net interest income, on a taxable-equivalent basis (as calculated above)	3,331		3,281		3,226	3,197		3,228		13,035		12,585
Noninterest income	2,498		2,418		2,414	2,272		2,370		9,602		9,317
Less: Securities gains (losses), net	5		10		10	5		10		30		57
Total net revenue, excluding net securities gains (losses) (a)	5,824		5,689		5,630	5,464		5,588		22,607		21,845

Noninterest expense (b)	3,280		3,044		3,085	3,055		3,899		12,464		12,790
Less: Intangible amortization	41		41		40	39		44		161		175
Noninterest expense, excluding intangible amortization (c)	3,239		3,003		3,045	3,016		3,855		12,303		12,615

Efficiency ratio (b)/(a)	56.3	%	53.5	%	54.8%	55.9	%	69.8	%	55.1	%	58.5%
Tangible efficiency ratio (c)/(a)	55.6		52.8		54.1	55.2		69.0		54.4		57.7

(1) Interest and rates are presented on a fully taxable-equivalent basis based on a federal income tax rate of 21 percent for 2018 and 35 percent for 2017.

LINE OF BUSINESS FINANCIAL PERFORMANCE (a)
($ in millions)	Net Income Attributable				Net Income Attributable
	to U.S. Bancorp			Percent Change		to U.S. Bancorp			4Q 2018
Business Line	4Q 2018	3Q 2018	4Q 2017	4Q18 vs 3Q18	4Q18 vs 4Q17	Full Year 2018	Full Year 2017	Percent Change	Earnings Composition
Corporate and Commercial
Banking	$400	$394	$370	1.5	8.1	$1,601	$1,447	10.6	22%
Consumer and Business
Banking	577	581	453	(.7)	27.4	2,242	1,777	26.2	31
Wealth Management and
Investment Services	187	220	170	(15.0)	10.0	806	646	24.8	10
Payment Services	395	389	315	1.5	25.4	1,481	1,200	23.4	21
Treasury and Corporate
Support	297	231	374	28.6	(20.6)	966	1,148	(15.9)	16

Consolidated Company	$1,856	$1,815	$1,682	2.3	10.3	$7,096	$6,218	14.1	100%

(a) preliminary data

Lines of Business

The Company’s major lines of business are Corporate and Commercial Banking, Consumer and Business Banking, Wealth Management and Investment Services, Payment Services, and Treasury and Corporate Support. These operating segments are components of the Company about which financial information is prepared and is evaluated regularly by management in deciding how to allocate resources and assess performance. Noninterest expenses incurred by centrally managed operations or business lines that directly support another business line’s operations are charged to the applicable business line based on its utilization of those services, primarily measured by the volume of customer activities, number of employees or other relevant factors. These allocated expenses are reported as net shared services expense within noninterest expense. Designations, assignments and allocations change from time to time as management systems are enhanced, methods of evaluating performance or product lines change or business segments are realigned to better respond to the Company’s diverse customer base. During 2018, certain organization and methodology changes were made and, accordingly, prior period results were restated and presented on a comparable basis.

        2

CORPORATE AND COMMERCIAL BANKING (a)
($ in millions)				Percent Change
	4Q 2018	3Q 2018	4Q 2017	4Q18 vs 3Q18	4Q18 vs 4Q17	Full Year 2018	Full Year 2017	Percent Change
Condensed Income Statement
Net interest income (taxable-equivalent basis)	$747	$741	$736	.8	1.5	$2,938	$2,905	1.1
Noninterest income	212	201	206	5.5	2.9	844	915	(7.8)
Securities gains (losses), net	--	--	--	--	--	--	(3)	nm

Total net revenue	959	942	942	1.8	1.8	3,782	3,817	(.9)
Noninterest expense	397	380	382	4.5	3.9	1,578	1,552	1.7
Other intangibles	1	1	1	--	--	4	4	--

Total noninterest expense	398	381	383	4.5	3.9	1,582	1,556	1.7

Income before provision and taxes	561	561	559	--	.4	2,200	2,261	(2.7)
Provision for credit losses	28	35	(23)	(20.0)	nm	65	(14)	nm

Income before income taxes	533	526	582	1.3	(8.4)	2,135	2,275	(6.2)
Income taxes and taxable-equivalent adjustment	133	132	212	.8	(37.3)	534	828	(35.5)

Net income	400	394	370	1.5	8.1	1,601	1,447	10.6
Net (income) loss attributable to noncontrolling interests	--	--	--	--	--	--	--	--

Net income attributable to U.S. Bancorp	$400	$394	$370	1.5	8.1	$1,601	$1,447	10.6

Average Balance Sheet Data
Loans	$94,824	$93,364	$93,992	1.6	.9	$93,886	$93,941	(.1)
Other earning assets	3,292	3,042	2,988	8.2	10.2	3,072	2,958	3.9
Goodwill	1,647	1,647	1,647	--	--	1,647	1,647	--
Other intangible assets	10	10	12	--	(16.7)	11	13	(15.4)
Assets	104,072	102,146	102,558	1.9	1.5	102,834	102,528	.3
Noninterest-bearing deposits	31,991	32,539	35,362	(1.7)	(9.5)	33,074	36,030	(8.2)
Interest-bearing deposits	70,765	68,552	73,486	3.2	(3.7)	69,901	71,850	(2.7)

Total deposits	102,756	101,091	108,848	1.6	(5.6)	102,975	107,880	(4.5)

Total U.S. Bancorp shareholders’ equity	10,520	10,426	9,929	.9	6.0	10,465	9,870	6.0

(a) preliminary data

Corporate and Commercial Banking offers lending, equipment finance and small-ticket leasing, depository services, treasury management, capital markets services, international trade services and other financial services to middle market, large corporate, commercial real estate, financial institution, non-profit and public sector clients.

Corporate and Commercial Banking contributed $400 million of the Company’s net income in the fourth quarter of 2018, compared with $370 million in the fourth quarter of 2017. Total net revenue increased $17 million (1.8 percent) due to an $11 million (1.5 percent) increase in net interest income and an increase of $6 million (2.9 percent) in total noninterest income. Net interest income increased primarily due to the impact of rising rates on the margin benefit from deposits, partially offset by lower spreads on loans, reflecting a competitive marketplace, and lower deposit balances from a year ago. Noninterest bearing deposits are declining as customers deploy balances to support business growth. Interest-bearing deposits reflect expected balance run-off related to the business merger of a larger financial services customer. Total noninterest income increased year-over-year primarily due to higher syndication fees, partially offset by lower corporate bond underwriting fees. Total noninterest expense was $15 million (3.9 percent) higher compared with a year ago primarily due to an increase in net shared services expense driven by technology development and investment in infrastructure and higher personnel expense, reflecting increased staffing to support business development and merit increases, as well as higher variable compensation expense related to capital markets activities. The provision for credit losses increased $51 million reflecting a reserve increase in 2018 due to the impact of loan growth during the year and a reduction in the reserve in 2017 reflecting a stabilizing energy sector last year, partially offset by lower net charge-offs.

        3

CONSUMER AND BUSINESS BANKING (a)
($ in millions)				Percent Change
	4Q	3Q	4Q	4Q18 vs	4Q18 vs	Full Year	Full Year	Percent
	2018	2018	2017	3Q18	4Q17	2018	2017	Change

Condensed Income Statement
Net interest income (taxable-equivalent basis)	$1,579	$1,555	$1,495	1.5	5.6	$6,164	$5,832	5.7
Noninterest income	561	582	594	(3.6)	(5.6)	2,302	2,386	(3.5)
Securities gains (losses), net	--	--	--	--	--	--	--	--

Total net revenue	2,140	2,137	2,089	.1	2.4	8,466	8,218	3.0
Noninterest expense	1,297	1,301	1,274	(.3)	1.8	5,217	5,056	3.2
Other intangibles	6	7	8	(14.3)	(25.0)	27	30	(10.0)

Total noninterest expense	1,303	1,308	1,282	(.4)	1.6	5,244	5,086	3.1

Income before provision and taxes	837	829	807	1.0	3.7	3,222	3,132	2.9
Provision for credit losses	68	54	95	25.9	(28.4)	232	337	(31.2)

Income before income taxes	769	775	712	(.8)	8.0	2,990	2,795	7.0
Income taxes and taxable-equivalent adjustment	192	194	259	(1.0)	(25.9)	748	1,018	(26.5)

Net income	577	581	453	(.7)	27.4	2,242	1,777	26.2
Net (income) loss attributable to noncontrolling interests	--	--	--	--	--	--	--	--

Net income attributable to U.S. Bancorp	$577	$581	$453	(.7)	27.4	$2,242	$1,777	26.2

Average Balance Sheet Data
Loans	$141,002	$141,339	$141,331	(.2)	(.2)	$140,835	$139,265	1.1
Other earning assets	3,400	3,385	4,250	.4	(20.0)	3,501	3,946	(11.3)
Goodwill	3,526	3,631	3,632	(2.9)	(2.9)	3,605	3,632	(.7)
Other intangible assets	3,034	2,974	2,760	2.0	9.9	2,953	2,740	7.8
Assets	155,444	155,586	156,585	(.1)	(.7)	155,290	153,815	1.0

Noninterest-bearing deposits	27,774	28,005	28,548	(.8)	(2.7)	27,526	27,680	(.6)
Interest-bearing deposits	125,746	125,555	121,800	.2	3.2	124,940	120,621	3.6

Total deposits	153,520	153,560	150,348	--	2.1	152,466	148,301	2.8
Total U.S. Bancorp shareholders’ equity	11,717	11,847	11,070	(1.1)	5.8	11,816	11,133	6.1

(a) preliminary data

Consumer and Business Banking delivers products and services through banking offices, telephone servicing and sales, on-line services, direct mail, ATM processing and mobile devices. It encompasses community banking, metropolitan banking and indirect lending, as well as mortgage banking.

Consumer and Business Banking contributed $577 million of the Company’s net income in the fourth quarter of 2018, compared with $453 million in the fourth quarter of 2017. Total net revenue increased $51 million (2.4 percent) due to an $84 million (5.6 percent) increase in net interest income, partially offset by a $33 million (5.6 percent) decrease in total noninterest income. Net interest income increased primarily due to the impact of rising rates on the margin benefit from deposits along with growth in core deposit balances, partially offset by lower spreads on loans. Total noninterest income decreased principally due to a decline in mortgage banking revenue driven by lower mortgage production and a reduction in ATM processing services fees due to the sale of the Company’s ATM servicing business during the fourth quarter of 2018. Total noninterest expense in the fourth quarter of 2018 increased $21 million (1.6 percent) primarily due to higher net shared services expense and higher personnel expense, reflecting the impact of investments supporting business growth as well as higher production related incentives, partially offset by lower mortgage servicing costs. The provision for credit losses decreased $27 million (28.4 percent) primarily reflecting a favorable change in the reserve allocation reflecting improving home valuations along with lower net charge-offs.

        4

WEALTH MANAGEMENT AND INVESTMENT SERVICES (a)
($ in millions)				Percent Change
	4Q	3Q	4Q	4Q18 vs	4Q18 vs	Full Year	Full Year	Percent
	2018	2018	2017	3Q18	4Q17	2018	2017	Change
Condensed Income Statement
Net interest income (taxable-equivalent basis)	$284	$281	$265	1.1	7.2	$1,122	$1,007	11.4
Noninterest income	443	444	422	(.2)	5.0	1,748	1,643	6.4
Securities gains (losses), net	--	--	--	--	--	--	--	--

Total net revenue	727	725	687	.3	5.8	2,870	2,650	8.3
Noninterest expense	473	430	417	10.0	13.4	1,780	1,617	10.1
Other intangibles	4	4	5	--	(20.0)	16	20	(20.0)

Total noninterest expense	477	434	422	9.9	13.0	1,796	1,637	9.7

Income before provision and taxes	250	291	265	(14.1)	(5.7)	1,074	1,013	6.0
Provision for credit losses	--	(3)	(2)	nm	nm	(2)	(1)	nm

Income before income taxes	250	294	267	(15.0)	(6.4)	1,076	1,014	6.1
Income taxes and taxable-equivalent adjustment	63	74	97	(14.9)	(35.1)	270	368	(26.6)

Net income	187	220	170	(15.0)	10.0	806	646	24.8
Net (income) loss attributable to noncontrolling interests	--	--	--	--	--	--	--	--

Net income attributable to U.S. Bancorp	$187	$220	$170	(15.0)	10.0	$806	$646	24.8

Average Balance Sheet Data
Loans	$9,784	$9,483	$8,909	3.2	9.8	$9,372	$8,533	9.8
Other earning assets	232	172	168	34.9	38.1	184	157	17.2
Goodwill	1,618	1,618	1,618	--	--	1,618	1,617	.1
Other intangible assets	57	61	74	(6.6)	(23.0)	63	81	(22.2)
Assets	12,829	12,663	12,135	1.3	5.7	12,445	11,750	5.9

Noninterest-bearing deposits	13,730	13,190	14,804	4.1	(7.3)	14,011	14,846	(5.6)
Interest-bearing deposits	54,326	55,937	58,796	(2.9)	(7.6)	56,010	57,715	(3.0)

Total deposits	68,056	69,127	73,600	(1.5)	(7.5)	70,021	72,561	(3.5)
Total U.S. Bancorp shareholders’ equity	2,487	2,486	2,398	--	3.7	2,475	2,421	2.2

(a) preliminary data

Wealth Management and Investment Services provides private banking, financial advisory services, investment management, retail brokerage services, insurance, trust, custody and fund servicing through four businesses: Wealth Management, Global Corporate Trust & Custody, U.S. Bancorp Asset Management, and Fund Services.

Wealth Management and Investment Services contributed $187 million of the Company’s net income in the fourth quarter of 2018, compared with $170 million in the fourth quarter of 2017. Total net revenue increased $40 million (5.8 percent) year-over-year driven by increases in net interest income of $19 million (7.2 percent) and total noninterest income of $21 million (5.0 percent). Net interest income increased year-over-year primarily due to the impact of rising rates on the margin benefit from deposits. Total noninterest income increased year-over-year principally due to business growth and net asset inflows. Total noninterest expense increased $55 million (13.0 percent) primarily due to increased net shared services expense and higher personnel expense driven by investments to support business growth, higher production related incentives and increased staffing to support business development. The provision for credit losses increased $2 million reflecting an unfavorable change in the reserve allocation.

        5

PAYMENT SERVICES (a)
($ in millions)				Percent Change
	4Q 2018	3Q 2018	4Q 2017	4Q18 vs 3Q18	4Q18 vs 4Q17	Full Year 2018	Full Year 2017	Percent Change
Condensed Income Statement
Net interest income (taxable-equivalent basis)	$623	$619	$611	.6	2.0	$2,445	$2,403	1.7
Noninterest income	939	911	869	3.1	8.1	3,601	3,368	6.9
Securities gains (losses), net	--	--	--	--	--	--	--	--

Total net revenue	1,562	1,530	1,480	2.1	5.5	6,046	5,771	4.8
Noninterest expense	741	718	667	3.2	11.1	2,875	2,662	8.0
Other intangibles	30	29	30	3.4	--	114	121	(5.8)

Total noninterest expense	771	747	697	3.2	10.6	2,989	2,783	7.4

Income before provision and taxes	791	783	783	1.0	1.0	3,057	2,988	2.3
Provision for credit losses	264	264	288	--	(8.3)	1,081	1,082	(.1)

Income before income taxes	527	519	495	1.5	6.5	1,976	1,906	3.7
Income taxes and taxable-equivalent adjustment	132	130	180	1.5	(26.7)	495	693	(28.6)

Net income	395	389	315	1.5	25.4	1,481	1,213	22.1
Net (income) loss attributable to noncontrolling interests	--	--	--	--	--	--	(13)	nm

Net income attributable to U.S. Bancorp	$395	$389	$315	1.5	25.4	$1,481	$1,200	23.4

Average Balance Sheet Data
Loans	$32,285	$31,443	$30,157	2.7	7.1	$31,102	$29,447	5.6
Other earning assets	320	266	246	20.3	30.1	291	246	18.3
Goodwill	2,631	2,563	2,482	2.7	6.0	2,569	2,465	4.2
Other intangible assets	435	400	372	8.8	16.9	406	400	1.5
Assets	37,810	37,128	35,691	1.8	5.9	36,916	35,009	5.4

Noninterest-bearing deposits	1,121	1,064	1,078	5.4	4.0	1,099	1,037	6.0
Interest-bearing deposits	111	111	106	--	4.7	110	104	5.8

Total deposits	1,232	1,175	1,184	4.9	4.1	1,209	1,141	6.0

Total U.S. Bancorp shareholders’ equity	6,710	6,584	6,248	1.9	7.4	6,629	6,270	5.7

(a) preliminary data

Payment Services includes consumer and business credit cards, stored-value cards, debit cards, corporate, government and purchasing card services, consumer lines of credit and merchant processing.

Payment Services contributed $395 million of the Company’s net income in the fourth quarter of 2018, compared with $315 million in the fourth quarter of 2017. Total net revenue increased $82 million (5.5 percent) due to increases in net interest income of $12 million (2.0 percent) and total noninterest income of $70 million (8.1 percent). Net interest income increased year-over-year primarily due to growth in average loans as well as loan fees, partially offset by compression on loan rates in a rising rate environment. Total noninterest income increased year-over-year mainly due to higher credit and debit card revenue, higher corporate payment products revenue and higher merchant processing services driven by sales volumes. Total noninterest expense increased $74 million (10.6 percent) over the fourth quarter of 2017 principally due to higher net shared services expense, marketing and business development expense, and personnel expense driven business investments, higher production related incentives and increased staffing to support business development. The provision for credit losses decreased $24 million (8.3 percent) reflecting a favorable change in the reserve allocation partially offset by higher net charge-offs.

        6

TREASURY AND CORPORATE SUPPORT (a)
($ in millions)				Percent Change
	4Q	3Q	4Q	4Q18 vs	4Q18 vs	Full Year	Full Year	Percent
	2018	2018	2017	3Q18	4Q17	2018	2017	Change
Condensed Income Statement
Net interest income (taxable-equivalent basis)	$98	$85	$121	15.3	(19.0)	$366	$438	(16.4)
Noninterest income	338	270	269	25.2	25.7	1,077	948	13.6
Securities gains (losses), net	5	10	10	(50.0)	(50.0)	30	60	(50.0)

Total net revenue	441	365	400	20.8	10.3	1,473	1,446	1.9
Noninterest expense	331	174	1,115	90.2	(70.3)	853	1,728	(50.6)
Other intangibles	--	--	--	--	--	--	--	--

Total noninterest expense	331	174	1,115	90.2	(70.3)	853	1,728	(50.6)

Income before provision and taxes	110	191	(715)	(42.4)	nm	620	(282)	nm
Provision for credit losses	8	(7)	(23)	nm	nm	3	(14)	nm

Income before income taxes	102	198	(692)	(48.5)	nm	617	(268)	nm
Income taxes and taxable-equivalent adjustment	(201)	(40)	(1,070)	nm	81.2	(377)	(1,438)	73.8

Net income	303	238	378	27.3	(19.8)	994	1,170	(15.0)
Net (income) loss attributable to noncontrolling interests	(6)	(7)	(4)	14.3	(50.0)	(28)	(22)	(27.3)

Net income attributable to U.S. Bancorp	$297	$231	$374	28.6	(20.6)	$966	$1,148	(15.9)

Average Balance Sheet Data
Loans	$5,782	$5,436	$5,362	6.4	7.8	$5,506	$5,351	2.9
Other earning assets	129,551	127,247	126,107	1.8	2.7	127,318	122,577	3.9
Goodwill	--	--	--	--	--	--	--	--
Other intangible assets	--	--	--	--	--	--	--	--
Assets	152,121	149,393	149,129	1.8	2.0	149,529	145,480	2.8

Noninterest-bearing deposits	2,544	2,394	2,511	6.3	1.3	2,486	2,340	6.2
Interest-bearing deposits	6,257	2,774	2,671	nm	nm	4,305	1,291	nm

Total deposits	8,801	5,168	5,182	70.3	69.8	6,791	3,631	87.0

Total U.S. Bancorp shareholders’ equity	19,306	18,795	19,189	2.7	.6	18,378	18,772	(2.1)

(a) preliminary data

Treasury and Corporate Support includes the Company’s investment portfolios, funding, capital management, interest rate risk management, income taxes not allocated to the business lines, including most investments in tax-advantaged projects, and the residual aggregate of those expenses associated with corporate activities that are managed on a consolidated basis.

Treasury and Corporate Support recorded net income of $297 million in the fourth quarter of 2018, compared with $374 million in the fourth quarter of 2017. Total net revenue increased $41 million (10.3 percent) year-over-year driven by an increase of $64 million (22.9 percent) in total noninterest income, partially offset by a decrease in net interest income of $23 million (19.0 percent). Net interest income decreased year-over-year primarily due to higher funding costs and changes in funding mix, partially offset by growth in the investment portfolio. Total noninterest income increased year-over-year reflecting the impacts of the notable items in the fourth quarter of 2018 related to the gain on sale of the Company’s ATM servicing business offset by certain asset impairments including the FDIC covered loans sold in the fourth quarter of 2018. Total noninterest expense decreased $784 million (70.3 percent) year-over-year primarily due to the impact of notable items including $825 million of expenses incurred in 2017 related to a special employee bonus and contribution to its foundation as well as the settlement of a regulatory matter compared with $174 million of accrued expenses in the fourth quarter of 2018 related to severance charges and legal matters. In addition to these notable items, noninterest expense decreased due to a favorable change in net shared services expense allocated to manage the business and lower costs related to tax-advantaged projects, partially offset by lower FDIC assessment costs. The provision for credit losses was $31 million higher year-over-year due to higher recoveries in the prior year quarter.

Income tax expense increased by $869 million primarily due to the favorable impacts of tax reform on the Company’s tax related assets and liabilities in the fourth quarter of 2017. Income taxes are assessed to each line of business at a managerial rate of 25.0 percent starting in 2018 due to tax reform, compared with 36.4 percent in 2017. The residual tax expense or benefit to arrive at the consolidated effective tax rate is included in Treasury and Corporate Support.

        7